Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter 2020 Results

Announces New 2,000 Store Target

o	On a GAAP basis, total sales increased 4%, net income was $156 million, and diluted EPS was $2.33
o	Comparable store sales were flat, reflecting significant improvement in December and January
o	Gross Margin improved 40 basis points, driven by a 110 basis point increase in merchandise margin
o	On a Non-GAAP basis, Adjusted EPS was $2.44
o	New store target increased to 2,000 stores, up from previous goal of 1,000 stores

BURLINGTON, New Jersey; March 4, 2021 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the fourth quarter ended January 30, 2021.

Michael O’Sullivan, CEO, stated, “We saw comparable store sales improve sequentially as the quarter progressed, starting with a double digit decline in November, improving to flat in December, and then accelerating to double digit growth in January. I was pleased with how we navigated this trend, and utilized core Burlington 2.0 strategies – chasing sales, buying opportunistically and operating with leaner inventories. Looking ahead, the retail environment is likely to remain unpredictable for some time. We are planning 2021 comparable store sales conservatively but will manage liquidity to chase sales if the trend is stronger.”

Mr. O’Sullivan added, “Today, we are excited to announce the expansion of our store count potential to 2,000 stores, from 1,000 stores previously. This new target takes account of the significant market share opportunity that we see ahead of us, and of the improvements we are making in our business with Burlington 2.0, in particular the significant reduction in inventory levels and the smaller store footprint that this enables.”

Fiscal 2020 Fourth Quarter Operating Results (for the 13 week period ended January 30, 2021 compared with the 13 week period ended February 1, 2020)

•

Total sales increased 4% to $2,279 million, and comparable store sales were flat. While comparable store sales were down 10% in November due to unfavorable weather, comparable store sales trends improved significantly thereafter, improving to flat in December and to a 17% increase in January, as weather normalized and federal stimulus payments were disbursed.

•

Gross margin rate was 42.5% vs. last year’s rate of 42.1%, an increase of 40 basis points. Merchandise margins increased 110 basis points, driven primarily by lower markdowns, more than offsetting a 70 basis point increase in freight costs.

•

Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $143 million in the fourth quarter vs. $89 million in last year’s fourth quarter. Product sourcing costs include the costs of processing goods through our supply chain and buying costs. The increase was driven primarily by higher supply chain costs, due to higher wages and COVID-19 related costs.

•

SG&A increased $110 million to $705 million for the fourth quarter of Fiscal 2020. Adjusted SG&A was $554 million vs. $499 million last year, due to higher store related and corporate costs, partially offset by lower marketing expense.

•	The effective tax rate was 17.1% vs. 24.0% in last year’s fourth quarter. The Adjusted Effective Tax Rate was 20.0% vs. last year’s fourth quarter Adjusted Effective Tax Rate of 23.8%.
•

Net income was $156 million, or $2.33 per share vs. net income of $206 million, or $3.08 per share for the fourth quarter last year, and Adjusted Net Income was $163 million, or $2.44 per share vs. $215 million, or $3.21 per share last year. This decrease in Adjusted Net Income was due primarily to higher product sourcing and COVID-19 related costs.

•

Diluted shares outstanding amounted to 67.0 million at the end of the quarter, flat compared with the end of last year’s fourth quarter. From the end of the fourth quarter of Fiscal 2019 through the suspension of our share repurchase program announced on March 19, 2020, the Company repurchased approximately 0.2 million shares under the program.

•

Adjusted EBITDA decreased $69 million from last year’s fourth quarter to $280 million. Adjusted EBIT decreased $70 million below the prior year period to $224 million. The decrease in Adjusted EBITDA and Adjusted EBIT were driven by the same factors described above that drove the decline in Adjusted Net Income.

Full Year Fiscal 2020 Results

•       Total sales decreased 21% compared to Fiscal 2019. Net (loss) income decreased $682 million compared to the prior year  to ($216) million, or $(3.28) per share vs. $6.91 per share last year. Adjusted EBIT decreased by $952 million compared to last year, to $(283) million.  Adjusted Net (loss) Income decreased $664 million vs. last year to ($170) million, while Adjusted EPS was $(2.57) per share vs. $7.35 per share in the prior year.

Inventory

•

Merchandise inventories were $741 million vs. $777 million last year, a 5% decrease. Comparable in-store inventories declined 16%; this decrease was driven by the Company’s strategy of operating with leaner in-store inventories. Reserve Inventory, which includes all inventory that is being stored for release either later in the season, or in a subsequent season, was 38% of total inventory at the end of the fourth quarter of Fiscal 2020 compared to 33% at the end of the fourth quarter of Fiscal 2019.

Liquidity

•

The Company ended the fourth quarter with $1,857 million in liquidity, comprised of $1,380 million in unrestricted cash and $477 million in availability on its ABL facility. During the quarter, the Company paid down the $250 million previously outstanding on its ABL facility, ending the quarter with no outstanding ABL balances.

Share Repurchase Activity

•

The Company suspended its share repurchase program on March 19, 2020. As of the end of the fourth quarter, the Company’s share repurchase program, which remains suspended, had $348 million in remaining authorization.

Outlook

Given the uncertainty surrounding the pace of the recovery of consumer demand and the ongoing COVID-19 pandemic, the Company is not providing specific sales or earnings guidance for Fiscal 2021 (the 52-weeks ending January 29, 2022) at this time.

The Company is providing the following Fiscal 2021 guidance items:

•	Capital expenditures, net of landlord allowances, is expected to be approximately $470 million;
•	The Company expects to open 100 new stores, while relocating or closing 25 stores, for a total of 75 net new stores in Fiscal 2021;
•	Depreciation & amortization, exclusive of favorable lease costs, is expected to be approximately $260 million;
•	Interest expense, net of non-cash interest of $32 million on convertible notes, is expected to be approximately $80 million; and
•	The effective tax rate is expected to be approximately 24% to 25%.

New Store Target

•

Based on the smaller store format enabled by our Burlington 2.0 strategy,  as well as the opportunity presented by accelerating retail disruption and industry wide store closures, the Company has increased its long-term store target to 2,000 stores, up from its previous store target of 1,000 stores, which was established in connection with the Company’s IPO in 2013. The Company operated 761 stores as of the end of the fourth quarter of 2020.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Fourth Quarter 2020 Conference Call

The Company will hold a conference call on March 4, 2021 at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on March 4, 2021 through March 11, 2021. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 7005197. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2020 net sales of $5.8 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 761 stores as of the end of the fourth quarter of Fiscal 2020, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Francesca Filandro

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend and our liquidity position and inventory plans, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including the duration of the COVID-19 pandemic and actions taken to slow its spread and the related impact on consumer confidence and spending; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
REVENUES:
Net sales	$2,278,935	$2,201,384	$5,751,541	$7,261,243
Other revenue	3,959	7,215	12,439	25,155
Total revenue	2,282,894	2,208,599	5,763,980	7,286,398
COSTS AND EXPENSES:
Cost of sales	1,309,443	1,274,089	3,555,024	4,228,740
Selling, general and administrative expenses	704,964	595,316	2,326,928	2,228,178
Costs related to debt issuances and amendments	—	—	3,633	(375)
Depreciation and amortization	56,712	55,089	220,390	210,720
Impairment charges - long-lived assets	437	4,315	6,012	4,315
Other income - net	(4,119)	(3,514)	(8,353)	(16,531)
Loss on extinguishment of debt	—	—	202	—
Interest expense	27,260	11,872	97,767	50,826
Total costs and expenses	2,094,697	1,937,167	6,201,603	6,705,873
Income (loss) before income tax expense (benefit)	188,197	271,432	(437,623)	580,525
Income tax expense (benefit)	32,203	65,107	(221,124)	115,409
Net Income (loss)	$155,994	$206,325	$(216,499)	$465,116

Diluted net income (loss) per common share	$2.33	$3.08	$(3.28)	$6.91

Weighted average common shares - diluted	66,962	67,010	65,962	67,293

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	January 30,	February 1,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,380,276	$403,074
Restricted cash and cash equivalents	6,582	6,582
Accounts receivable—net	62,161	91,508
Merchandise inventories	740,788	777,248
Assets held for disposal	6,655	2,261
Prepaid and other current assets	314,154	136,698
Total current assets	2,510,616	1,417,371
Property and equipment—net	1,438,863	1,403,173
Operating lease assets	2,469,366	2,397,842
Goodwill and intangible assets—net	285,064	285,064
Deferred tax assets	4,422	4,678
Other assets	72,761	85,731
Total assets	$6,781,092	$5,593,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$862,638	$759,107
Current operating lease liabilities	304,629	302,185
Other current liabilities	512,830	397,032
Current maturities of long term debt	3,899	3,577
Total current liabilities	1,683,996	1,461,901
Long term debt	1,927,770	1,001,723
Long term operating lease liabilities	2,400,782	2,322,000
Other liabilities	103,940	97,798
Deferred tax liabilities	199,850	182,288
Stockholders' equity	464,754	528,149
Total liabilities and stockholders' equity	$6,781,092	$5,593,859

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	January 30,	February 1,
	2021	2020
OPERATING ACTIVITIES
Net (loss) income	$(216,499)	$465,116
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	220,390	210,720
Deferred income taxes	(24,959)	9,070
Non-cash loss on extinguishment of debt	202	—
Non-cash stock compensation expense	55,845	43,928
Non-cash lease expense	(1,530)	12,599
Cash received from landlord allowances	40,663	56,280
Changes in assets and liabilities:
Accounts receivable	65,475	(8,816)
Merchandise inventories	36,459	176,430
Accounts payable	104,607	(90,899)
Other current assets and liabilities	(112,200)	11,604
Long term assets and liabilities	562	3,176
Other operating activities	50,166	2,517
Net cash provided by operating activities	219,181	891,725
INVESTING ACTIVITIES
Cash paid for property and equipment	(273,282)	(328,357)
Lease acquisition costs	—	(1,983)
Proceeds from insurance recoveries related to property and equipment	220	5,131
Other investing activities	(1,070)	611
Net cash (used in) investing activities	(274,132)	(324,598)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	400,000	1,294,400
Principal payments on long term debt—ABL Line of Credit	(400,000)	(1,294,400)
Proceeds from long term debt—Convertible Note	805,000	—
Proceeds from long term debt—Secured Note	300,000	—
Purchase of treasury shares	(65,526)	(323,080)
Other financing activities	(7,321)	31,453
Net cash provided by (used in) financing activities	1,032,153	(291,627)
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	977,202	275,500
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	409,656	134,156
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,386,858	$409,656

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income (Loss) is defined as net income (loss), exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; (vi) non-cash interest expense on convertible notes; (vii) costs related to closing the e-commerce store; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income (Loss).

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs, amounts related to certain litigation matters and costs related to closing the e-commerce store.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (g) in the table below).

The Company presents Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted Net Income (Loss) and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Fiscal Year Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Reconciliation of net income (loss) to Adjusted Net Income (Loss):
Net income (loss)	$155,994	$206,325	$(216,499)	$465,116
Net favorable lease costs (a)	5,677	7,499	24,078	35,761
Non-cash interest expense on convertible notes (b)	7,694	—	23,988	—
Costs related to debt issuances and amendments (c)	—	—	3,633	(375)
Loss on extinguishment of debt (d)	—	—	202	—
Impairment charges	437	4,315	6,012	4,315
Litigation matters (e)	2,000	—	22,788	—
E-commerce closure (f)	23	—	1,549	—
Tax effect (g)	(8,640)	(3,012)	(35,273)	(10,083)
Adjusted Net Income (Loss)	$163,185	$215,127	$(169,522)	$494,734
Diluted weighted average shares outstanding (h)	66,962	67,010	65,962	67,293
Adjusted Earnings per Share	$2.44	$3.21	$(2.57)	$7.35

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$155,994	$206,325	$(216,499)	$465,116
Interest expense	27,260	11,872	97,767	50,826
Interest income	(77)	(1,224)	(1,253)	(1,720)
Loss on extinguishment of debt (d)	—	—	202	—
Costs related to debt issuances and amendments (c)	—	—	3,633	(375)
Litigation matters (e)	2,000	—	22,788	—
E-commerce closure(f)	23	—	1,549	—
Depreciation and amortization (i)	62,339	62,539	244,273	246,109
Impairment charges	437	4,315	6,012	4,315
Income tax expense (benefit)	32,203	65,107	(221,124)	115,409
Adjusted EBITDA	$280,179	$348,934	$(62,652)	$879,680

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Reconciliation of net income (loss) to Adjusted EBIT:
Net income (loss)	$155,994	$206,325	$(216,499)	$465,116
Interest expense	27,260	11,872	97,767	50,826
Interest income	(77)	(1,224)	(1,253)	(1,720)
Loss on extinguishment of debt (d)	—	—	202	—
Costs related to debt issuances and amendments (c)	—	—	3,633	(375)
Net favorable lease costs (a)	5,677	7,499	24,078	35,761
Impairment charges	437	4,315	6,012	4,315
Litigation matters (e)	2,000	—	22,788	—
E-commerce closure(f)	23	—	1,549	—
Income tax expense (benefit)	32,203	65,107	(221,124)	115,409
Adjusted EBIT	$223,517	$293,894	$(282,847)	$669,332

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 30,	February 1,	January 30,	February 1,
Reconciliation of SG&A to Adjusted SG&A:	2021	2020	2021	2020
SG&A	$704,964	$595,316	$2,326,928	$2,228,178
Net favorable lease costs (a)	(5,628)	(7,450)	(23,883)	(35,389)
Product sourcing costs	(143,492)	(88,886)	(433,772)	(339,147)
Litigation matters (e)	(2,000)	—	(22,788)	—
E-commerce closure (f)	(23)	—	(1,549)	—
Adjusted SG&A	$553,821	$498,980	$1,844,936	$1,853,642

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Effective tax rate on a GAAP basis	17.1%	24.0%	50.5%	19.9%
Adjustments to arrive at Adjusted Effective Tax Rate	2.9	(0.2)	1.8	0.2
Adjusted Effective Tax Rate	20.0%	23.8%	52.3%	20.1%

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statement of Income (Loss).

(b)	Represents non-cash accretion of original issue discount on convertible notes.
(c)	Represents certain costs incurred as a result of the issuance of secured notes and convertible notes, as well as the execution of refinancing opportunities.
(d)	Amounts relate to the refinancing of the Term Loan Facility.
(e)	Represents amounts charged for certain litigation matters.
(f)	Represents costs related to the closure of our e-commerce store.
(g)

Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f).  The effective tax rate includes the benefit of loss carrybacks to prior years with higher statutory tax rates.

(h)	Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(i)

Includes $5.6 million and $23.9 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Consolidated Statements of Income (Loss) for the three and twelve months ended January 30, 2021 and $7.5 million and $35.4 million for the three and twelve months ended February 1, 2020, respectively.